Exhibit 99.1

3020 Old Ranch Parkway, Suite 200

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

CLEAN ENERGY REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

For Immediate Release

Seal Beach, Calif. - August 13, 2008 - Clean Energy Fuels Corp. (NASDAQ: CLNE) today announced financial results for the second quarter and six months ended June 30, 2008.

Financial Results

Revenue for the second quarter of 2008 increased to $34.6 million, up from $30.7 million in the second quarter of the prior year.  For the six months ended June 30, 2008, revenue grew to $64.5 million, compared with $58.8 million in 2007.

Net loss for the second quarter of 2008 was $2.4 million, or $0.05 per share, compared with a net loss of $3.6 million, or $0.09 per share, in the second quarter of 2007.  Net loss for the first half of 2008 was $7.8 million, or $0.18 per share, compared with a net loss of $4.4 million, or $0.12 per share, in the same period last year.  Non-GAAP earnings per share for the second quarter of 2008, which excludes employee-related stock based compensation charges, was $0.00. This compares with non-GAAP earnings per share of $0.01 in the second quarter of 2007.  Year to date, non-GAAP loss per share was $0.06, which compares to a non-GAAP loss per share of $0.02 in the first six months of 2007.  The Company reports earnings (loss) per share on a GAAP and non-GAAP basis, as well as a non-GAAP measure it calls Adjusted Margin.  For more information on these non-GAAP financial measures, please see below.  The non-GAAP measures are also reconciled to their corresponding GAAP measures in the accompanying tables below.

In the second quarter of 2008, the Company recorded mark-to-market derivative gains of $5.7 million on certain futures contracts it purchased in connection with a fixed-price bid it submitted on a liquefied natural gas supply contract.  Excluding this gain, loss per share would have been $0.18 and $0.31, respectively, for the three and six month periods ended June 30, 2008, and non-GAAP loss per share would have been $0.12 and $0.19 for the three and six month periods ended June 30, 2008, respectively.  In July 2008, the Company sold the majority of the futures contracts and realized a $6.0 million loss on the sale in the period, which resulted in an overall loss of $0.3 million related to the ultimate purchase and sale of these contracts when netted against the second quarter’s $5.7 million gain.

Adjusted Margin was $8.8 million for the second quarter of 2008, compared with $9.2 million for the same quarter last year.  Adjusted Margin for the first six months of 2008 was $17.4 million, compared with $16.9 million in the same period last year.  Adjusted margin is a financial measure intended to approximate the margin results that would have been reported in a particular period had the Company’s underlying futures contracts related to its fixed price and price cap contracts qualified for hedge accounting under SFAS No. 133 and been held to maturity.  Adjusted Margin is discussed in more detail below.

For the second quarter of 2008, the Company’s combined volume of CNG and LNG was 18.5 million gasoline gallon equivalents (Gallons), compared with 19.3 million Gallons in the same period a year ago.  For the six months ended June 30, 2008, the combined volume of CNG and LNG delivered was 36.1 million Gallons, which compares to 37.1 million Gallons in the same period in 2007.

“As we expected, our financial performance in the first half of 2008 was hampered by the combination of the loss of a few non-core customers, the impact of higher natural gas prices on our fixed-price customer contracts, and the long lead time for our key Port project to translate into gallons and revenue.  With that said, we continue to see our pipeline grow and remain optimistic about the outlook for natural gas as a vehicle fuel,” said Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer.  “We believe Clean Energy stands to benefit from the momentum generated from energy issues coming to the forefront in the U.S.  There is proposed legislation in Congress promoting natural gas as a transportation fuel and we are seeing an increasing number of grants providing incentives to switch to natural gas fueling solutions.  Highlighting Clean Energy’s industry leadership, we recently teamed up with General Motors Corp. to open a hydrogen fueling station at our Clean Energy natural gas fueling station at the Los Angeles International Airport.  Our role in supporting a path to fuel-cell vehicles is just one example of our efforts to expand our leadership position in the market.  We are continuing to explore new partnerships to promote the use of natural gas as a vehicle fuel and we believe we are well positioned to fulfill a growing demand for natural gas to fuel vehicles today and in the years to come.”

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: Adjusted Margin and non-GAAP earnings per share (Non-GAAP EPS).  The presentation of this financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the Company’s recurring core business operating results and may help in comparing our current-period results with those of prior periods.  Management believes that they and investors benefit from referring to these non-GAAP financial measures in assessing Company performance and when planning, forecasting and analyzing future periods. Management believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the results of Clean Energy’s business.

The material limitations of Adjusted Margin and Non-GAAP EPS are as follows:  Adjusted Margin and Non-GAAP EPS are not recognized terms under GAAP and do not purport to be an alternative to gross margin or earnings per share as an indicator of operating performance or any other GAAP measure.  Moreover, because not all companies use identical measures and calculations, the presentation of Adjusted Margin and Non-GAAP EPS may not be comparable to other similarly-titled measures of other companies.  These limitations are compensated for by using Adjusted Margin and Non-GAAP EPS in conjunction with traditional GAAP operating performance and cash flow measures, and therefore, management does not recommend placing undue reliance on these measures.

Adjusted Margin

Historically, approximately 25-30% of Clean Energy’s natural gas fuel sales have been under contracts whereby the Company is obligated to sell fuel to customers at a fixed price or a variable price subject to a cap.  The Company’s policy is to purchase natural gas futures contracts to cover its estimated fuel sales under these sales contracts to mitigate the risk that natural gas prices may rise above the natural gas component of the price at which the Company is obligated to sell gas to its customers.  From time to time in the past, Clean Energy has sold these underlying futures contracts when it believed natural gas prices were going to fall.

Management uses a measure called Adjusted Margin to measure operating performance and manage its business.  Adjusted Margin is defined as operating income (loss), plus (1) depreciation and amortization, (2) selling, general and administrative expenses, and (3) derivative (gains) losses, the sum of which is adjusted by a non-GAAP measure which management calls “futures contract adjustment,” which is described below.  Management believes Adjusted Margin provides helpful information for investors about the underlying profitability of the Company’s fuel sales activities.  Adjusted Margin attempts to approximate the results that would have been reported if the underlying futures contracts related to its fixed price and price cap contracts would have qualified for hedge accounting under SFAS No. 133 and were held until they matured.

Futures contract adjustment reflects the gain or loss that would have been experienced in a respective period on the underlying futures contracts associated with the Company’s fixed price and price cap contracts had those underlying futures contracts been held and allowed to mature according to their contract terms.

The table below shows Adjusted Margin and also reconciles these figures to the GAAP measure operating income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Operating Loss	$(4,003,847)	$(2,628,220)	$(5,033,898)	$(8,745,678)
Futures contract adjustment	1,021,726	2,762,414	1,890,293	3,838,624
Derivative (gains) losses	—	(5,706,981)	—	(5,706,981)
Selling, general, and administrative	10,440,718	12,139,133	16,740,596	23,726,851
Depreciation and amortization	1,700,164	2,184,019	3,276,220	4,247,440
Adjusted Margin	$9,158,761	$8,750,365	$16,873,211	$17,360,256

Non-GAAP EPS

Non-GAAP EPS is defined as net income (loss) plus employee-related stock based compensation, net of related tax benefits, divided by the Company’s weighted average shares outstanding for the period on a diluted basis.

The table below shows Non-GAAP EPS and also reconciles these figures to the GAAP measure net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net Loss	$(3,562,902)	$(2,412,730)	$(4,433,081)	$(7,841,429)
Stock Based Compensation, Net of Tax Benefits	3,787,654	2,599,895	3,787,654	5,098,331
Adjusted Net Income (Loss)	224,752	187,165	(645,427)	(2,743,098)
Diluted Weighted Average Common Shares Outstanding	38,149,455	44,300,309	36,071,554	44,291,401
Non-GAAP Earnings (Loss) Per Share	$0.01	$0.00	$(0.02)	$(0.06)

Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern (1:30 p.m. Pacific).  The live call can be accessed from the U.S. by dialing (877) 407-4018, or by dialing (201) 689-8471 from outside the U.S.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, August 27, 2008, by dialing (877) 660-6853 from the U.S., or (201) 612-7415 from international locations, and entering account number 3055 and conference ID number 291208.

There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be archived on the Company’s web site for 30 days.

About Clean Energy

Clean Energy is the leading provider of natural gas for transportation in North America.  It has a broad customer base in the refuse, transit, shuttle, taxi, intrastate and interstate trucking, airport and municipal fleet markets, fueling more than 14,000 vehicles daily at strategic locations across the United States and Canada.  Clean Energy del Peru, Clean Energy’s Peruvian joint venture, operates the world’s largest natural gas vehicle fueling station in Lima, Peru.  Additional information about the Company can be found at: www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the demand for our products and services, primarily being the sale of CNG and LNG, and our ability to continue to grow our business.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, changes in the prices of natural gas relative to gasoline and diesel, the acceptance of natural gas vehicles in fleet markets, the availability of natural gas vehicles, difficulties expanding operations inside and outside the United States and Canada, the progress of the clean air plans at the Ports of Los Angeles and Long Beach, loss of customers, and the development of competing technologies that are perceived to be cleaner and more cost-effective than natural gas.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances.  Additionally, the Company’s Annual Report on Form 10-K filed with the SEC (www.sec.gov) on March 19, 2008 contains risk factors which you should consider before investing.

Contact:

Clean Energy Fuels Corp.

Rick Wheeler, Chief Financial Officer

562.493.2804

ICR, Inc.

Ina McGuinness

310.954.1100

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2007 and June 30, 2008 (Unaudited)

	December 31, 2007	June 30, 2008

Assets
Current assets:
Cash and cash equivalents	$67,937,602	$22,528,139
Short-term investments	12,479,684	8,469,119
Accounts receivable, net of allowance for doubtful accounts of $501,751 and $845,909 as of December 31, 2007 and June 30, 2008, respectively	11,026,890	12,457,566
Other receivables	23,153,904	26,770,502
Inventory, net	2,403,890	2,696,414
Deposits on LNG trucks	15,515,927	17,355,927
Prepaid expenses and other current assets	3,633,318	5,791,221
Total current assets	136,151,215	96,068,888

Land, property and equipment, net	88,676,318	119,637,259
Capital lease receivables	763,500	564,000
Notes receivable and other long-term assets	2,511,813	4,771.319
Fair market value of futures contracts	—	3,565,441
Goodwill and other intangible assets	20,922,098	20,904,353
Total assets	$249,024,944	$245,511,260

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$63,520	$66,763
Accounts payable	10,547,451	10,541,662
Accrued liabilities	5,381,541	4,654,020
Deferred revenue	677,826	655,778
Total current liabilities	16,670,338	15,918,223

Capital lease obligation, less current portion	161,377	127,165
Other long-term liabilities	1,260,755	1,182,942
Total liabilities	18,092,470	17,228,330

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—
Common stock, $0.0001 par value. Authorized 99,000,000 shares; issued and outstanding 44,274,375 shares and 44,291,401 shares at December 31, 2007 and June 30, 2008, respectively	4,428	4,431
Additional paid-in capital	297,866,745	303,113,716
Accumulated deficit	(69,086,583)	(76,928,011)
Accumulated other comprehensive income	2,147,884	2,092,794
Total stockholders’ equity	230,932,474	228,282,930
Total liabilities and stockholders’ equity	$249,024,944	$245,511,260

Clean Energy Fuels Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended

June 30, 2007 and 2008

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenue	$30,663,597	$34,601,981	$58,830,640	$64,549,338
Operating expenses:
Cost of sales	22,526,562	28,614,030	43,847,722	51,027,706
Derivative (gains) losses	—	(5,706,981)	—	(5,706,981)
Selling, general and administrative	10,440,718	12,139,133	16,740,596	23,726,851
Depreciation and amortization	1,700,164	2,184,019	3,276,220	4,247,440
Total operating expenses	34,667,444	37,230,201	63,864,538	73,295,016
Operating loss	(4,003,847)	(2,628,220)	(5,033,898)	(8,745,678)

Interest income, net	546,750	265,347	838,963	1,104,563
Other income (expense), net	(55,805)	1,622	(179,177)	39,978
Equity in gains (losses) of equity method investee	—	4,724	—	(140,322)
Loss before income taxes	(3,512,902)	(2,356,527)	(4,374,112)	(7,741,459)
Income tax expense	50,000	56,203	58,969	99,970
Net loss	$(3,562,902)	$(2,412,730)	$(4,433,081)	$(7,841,429)

Loss per share
Basic	$(0.09)	$(0.05)	$(0.12)	$(0.18)
Diluted	$(0.09)	$(0.05)	$(0.12)	$(0.18)

Weighted average common shares outstanding
Basic	38,149,455	44,300,309	36,071,554	44,291,401
Diluted	38,149,455	44,300,309	36,071,554	44,291,401

Included in net loss are the following amounts (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Construction Revenues	1.4	0.3	3.2	0.4
Construction Cost of Sales	(1.1)	(0.2)	(2.8)	(0.2)
Fuel Tax Credits	4.4	5.2	8.2	9.9
Stock Option Expense, Net of Tax Benefits	(3.8)	(2.6)	(3.8)	(5.1)